Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File Number 333-120132) of our report dated January 21, 2004 relating to the financial statements of Tredegar Corporation, which appears in Tredegar Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Richmond, Virginia
November 5, 2004